EXHIBIT 10.13

                                   GUARANTEE

      THIS GUARANTEE, dated July 31, 2009 (the "Guarantee"),is made by SOUTHWEST GEORGIA BANK, a Georgia bank ("Bank").

      WHEREAS, Empire Financial Services, Inc., a Georgia corporation ("Empire") and Charlie Lemons, an individual resident of the State of North Carolina ("Executive") entered into that certain Employment Agreement, dated as of January 8, 2007 (the "Agreement"); and

      WHEREAS, the parties have agreed that the Bank will guarantee Empire's performance of its obligations under the Agreement;

      NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Bank hereby unconditionally guarantees to Executive the due and punctual payment of all payments (including salary, bonuses, and reimbursements) and other obligations of Empire owed to Executive under the Agreement when and as the same becomes due and payable, in accordance with the terms of the Agreement. In case of the failure of Empire to make any such payments, Bank hereby agrees to cause any such payment to be made when and as the same becomes due and payable, as if such payment were made by Empire.

      IN WITNESS WHEREOF, Bank has caused this Guarantee to be executed and delivered as of the date first written above.

                                             SOUTHWEST GEORGIA BANK
                                             By:     /s/DeWitt Drew
                                             Name:   G. DeWitt Drew
                                             Title:  President and CEO